Hostess Brands, Inc. Announces Third Quarter 2017 Financial Results

KANSAS CITY, MO., November 8, 2017- Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) ("Hostess" or the “Company”), today reported its financial results for the third quarter ended September 30, 2017.

Business Highlights1:

•
Third quarter net revenue declined 2.0% from the pro forma prior year. While the Company's major brands remain strong, revenue was below prior year due to a difficult year over year comparison of revenue from 2016 innovation, product supply issues from a co-manufacturer of $3.2 million and point of sale and shipment disruption from hurricanes Harvey and Irma

•	Top seven brands point of sale increased 7.7%. These brands represent 73% of the Company's net revenue

•	The Company's market share year-to-date through October 7, 2017 was 17.2%, up 67 basis points from prior year

•	In-store bakery net revenue grew 5.8%, an improvement from first half net revenue growth of 3.2%[2]

•	Net income and adjusted net income each attributable to Class A shareholders of $9.5 million and $14.5 million, respectively

•	Adjusted EBITDA of $54.7 million, or 28.4% as a percentage of revenue, flat margins to prior year

•	Cash and cash equivalents at September 30, 2017 of $101.2 million with a pro forma combined leverage ratio of 3.96x both driven by operating cash flows of $117.8 million year-to-date

•	Recently launched Hostess Bakery Petites™, a premium snacking platform made with no artificial flavors or colors, and no high fructose corn syrup

•	Anticipate fourth quarter 2017 high single to double-digit growth in revenue and adjusted EBITDA
“We had solid underlying growth across our major brands in the third quarter, along with significant revenue contributions from 2017 innovation,” commented Bill Toler, President and Chief Executive Officer of Hostess. “We have entered the fourth quarter with strong top-line momentum, an improving category in sweet baked goods and robust product innovation. The sequence of the year has developed as we anticipated and for the full year we expect 6.5% to 7.3% of revenue growth, market share growth and 7.0% to 8.4% of adjusted EBITDA growth.”
Hostess® is the second leading brand by market share within the Sweet Baked Goods (“SBG”) category. For the 52-week period ended October 7, 2017 the Company's market share was 17.0% per Nielsen’s U.S. SBG category data. The Company has a #1 leading market position within the two largest SBG Segments: Donut Segment and Snack Cake Segment, according to Nielsen U.S. total universe for the 52 weeks ended October 7, 2017. The Donut and Snack Cake Segments together account for 49.6% of the Sweet Baked Goods category's total dollar sales. Year to date market share through October 7, 2017 has increased 0.7% to 17.2% of the total category.
Third Quarter 2017

Net revenue was $192.3 million, a decrease of 2.0%, or $3.9 million, compared to pro forma net revenue of $196.2 million for the third quarter of 2016. The third quarter 2017 growth in net revenue from current year new product initiatives of $17.0 million, particularly Chocolate Cake Twinkies®, White Fudge Ding Dongs® and Golden CupCakes, was offset primarily by a decrease in net revenue from 2016 product innovations of $14.0 million, the impact of a co-manufacturer's production challenges of approximately $3.2 million and a decrease in revenue from discontinued items of $2.2 million. Net revenue for the quarter was also impacted by point of sale and shipment disruptions from hurricanes Harvey and Irma.

1This press release contains certain non-GAAP financial measures, including adjusted net income attributed to Class A shareholders, adjusted EPS and adjusted EBITDA. Please refer to the schedules in this press release for reconciliations of non-GAAP financial measures. In addition, for comparative purposes, the Company has also presented supplemental pro forma financial information for the three and nine months ended September 30, 2016, giving effect to the Business Combination (as defined below), as if it had occurred on January 1, 2016.
2First half net revenue growth includes approximately $13.8 million attributed to the period prior to the Company's acquisition of Superior Cake Products, Inc. on May 10, 2016.

Gross profit was $78.4 million, or 40.8% of net revenue, compared to pro forma gross profit of $82.8 million, or 42.2% of net revenue, for the third quarter of 2016. The decrease was primarily attributed to the tightening of shipping capacity and an increase in the percentage of orders on a refrigerated class of transportation, which caused a 120 basis point increase in the cost of transportation as a percentage of revenue. In addition, there was a shift in product mix due to growth in multi-pack and club-pack sales.
Advertising, selling, general and administrative (“SG&A”) expenses were $31.0 million, or 16.1% of net revenue, compared to $29.1 million, or 14.8% of net revenue, for the pro forma third quarter of 2016. This increase was primarily attributable to an increase in non-cash share-based compensation of $3.6 million.
The Company's effective tax rate, including the effect of the non-controlling interest income allocation, was 39.0%. During the quarter, there was a $2.2 million nonrecurring charge to reflect a change in state tax law, which increased the effective tax rate by 8.5% and impacted diluted earnings per share by $0.02.
Net income was $16.1 million, compared to net income of $26.3 million, for the pro forma third quarter of 2016. Net income attributed to Class A shareholders was $9.5 million, or $0.09 per share, compared to $17.1 million, or $0.18 per share, for the pro forma third quarter of 2016. The decreases were attributed to the $4.0 million recovery of recall costs in the third quarter of 2016 which had been previously expensed; additional non-cash share-based compensation in the third quarter of 2017; the expense of debt costs in 2017 that were previously deferred; and a loss on the remeasurement of the tax receivable agreement due to a change in a state tax law in 2017.
Adjusted earnings per share, which excludes certain items which affect comparability, was $0.14, compared to $0.16 per share, for the pro forma three months ended September 30, 2016. The decrease in adjusted EPS was primarily attributed to a change in the dilutive impact of outstanding warrants.
Adjusted EBITDA was $54.7 million, or 28.4% of net revenue, compared to adjusted EBITDA of $55.6 million, or 28.4% of net revenue for the pro forma third quarter of 2016.
Adjusted EPS and adjusted EBITDA are non-GAAP financial measures. Please refer to the schedules in this press release for reconciliations of non-GAAP financial measures.
The Company has two reportable segments: Sweet Baked Goods and Other. The Sweet Baked Goods segment consists of sweet baked goods and the Other segment consists of branded bread and buns, in-store bakery products, frozen retail and licensing.
Sweet Baked Goods Segment: Net revenue was $173.6 million, a decrease of $0.9 million, or 0.5%, compared to pro forma net revenue of $174.5 million for the third quarter of 2016. The decrease was driven primarily by a decline in revenue related to prior year product innovation. Gross profit was $73.0 million, or 42.0% of net revenue, compared to gross profit of $77.0 million, or 44.1% of net revenue, for the pro forma third quarter of 2016. The decrease was primarily the result of a shift in product mix due to growth in multi-pack and club-pack product sales. Gross margin decreased due to higher transportation costs and the shift in product mix.
Other Segment: Net revenue was $18.7 million, a decrease of $3.0 million, or 13.8%, compared to net revenue of $21.7 million for the pro forma third quarter of 2016 primarily due to the decrease in revenue from Deep Fried Twinkies. Gross profit was $5.4 million, or 28.9% of net revenue, compared to gross profit of $5.8 million, or 26.7% of net revenue, for the pro forma third quarter 2016. Gross margin increased due to production efficiencies in the In-Store Bakery segment.
Year-To-Date 2017

Net revenue was $580.0 million, an increase of $31.2 million, or 5.7%, compared to pro forma net revenue of $548.8 million for the nine months ended September 30, 2016. The increase was primarily due to 2017 new product initiatives along with white space opportunities growth led by In-Store Bakery (which contributed $15.0 million due to the acquisition of Superior and In-Store Bakery product innovation), and other developing sales channels.

Net income was $68.5 million compared to net income of $60.5 million for the pro forma nine months ended September 30, 2016. The increase was due to an increase in revenue as well as a decrease in interest expense for the nine months ended September 30, 2017 and a $7.3 million impairment loss recognized during the nine months ended September 30, 2016. Earnings attributed to Class A shareholders was $0.42 per share, compared to $0.40 per share for the pro forma third quarter 2016. Adjusted EPS was $0.46 per share, compared to $0.44 per share for the pro forma nine months ended September 30, 2016.
Adjusted EBITDA was $172.4 million, or 29.7% of net revenue, compared to adjusted EBITDA of $162.5 million, or 29.6% of net revenue, for the pro forma nine months ended September 30, 2016.
Adjusted EPS and adjusted EBITDA are non-GAAP financial measures. Please refer to the schedules in this press release for reconciliations of this and other non-GAAP financial measures.

Sweet Baked Goods Segment: Net revenue was $524.7 million, an increase of $16.4 million, or 3.2%, compared to pro forma net revenue of $508.3 million for the nine months ended September 30, 2016. Gross profit was $230.2 million, or 43.9% of net revenue, compared to gross profit of $227.0 million, or 44.7% of net revenue, for the pro forma nine months ended September 30, 2016. Gross profit increased primarily due to increased net revenue. Gross margin decreased due to the tightening of shipping capacity and an increase in the percentage of orders on a refrigerated class of transportation, which caused a 60 basis point increase in the cost of transportation as a percentage of revenue. In addition, there was a shift in product mix due to growth in multi-pack and club-pack sales.
Other Segment: Net revenue was $55.2 million, an increase of $14.8 million, or 36.5%, compared to net revenue of $40.5 million for the pro forma nine months ended September 30, 2016. This increase is primarily due to the impact of the Superior acquisition and subsequent growth in In-Store Bakery products. Gross profit was $15.9 million, or 28.8% of net revenue, compared to gross profit of $12.0 million, or 29.7% of net revenue for the pro forma nine months ended September 30, 2016. Gross profit increased primarily due to increased net revenue. Gross margin decreased due to the higher mix of In-Store Bakery sales.
Balance Sheet and Cash Flow
As of September 30, 2017, the Company had cash and cash equivalents of $101.2 million and approximately $96.1 million available for borrowing, net of letters of credit, under its revolving line of credit. The Company had outstanding term loan debt of $993.8 million and net debt of $892.6 million as of September 30, 2017, resulting in a total pro forma combined leverage ratio of 3.96x based on pro forma combined adjusted EBITDA of $225.2 million for the twelve months ended September 30, 2017. See the schedules in the press release for the reconciliation of pro forma combined adjusted EBITDA to pro forma combined net income of $90.5 million for the twelve months ended September 30, 2017 and the calculation of the pro forma combined leverage ratio.
Outlook
The Company anticipates a net revenue range of $775 million to $781 million, or growth of 6.5% to 7.3% for the year ended December 31, 2017, from combined pro forma net revenue of $728 million in 2016; and an adjusted EBITDA range of $230 million to $233 million, or growth of 7.0% to 8.4% for the year ended December 31, 2017, from the pro forma combined adjusted EBITDA of $215 million for the year ended December 31, 2016. See the schedules in the press release for a reconciliation of anticipated 2017 adjusted EBITDA to anticipated net income of $94 million to $96 million for 2017.
The Company expects $0.62 to $0.64 basic earnings per share and $0.58 to $0.60 diluted earnings per share for the full year. Please refer to the schedule in this press release for the calculation of expected basic and diluted earnings per share.
Before considering any future potential acquisitions or optional debt reductions, the Company anticipates a net increase in cash for 2017 of $95 million to $105 million and expects a leverage ratio of 3.65x to 3.75x at year end.
The Company believes that it is well positioned to grow and enhance shareholder value through the execution of its strategic initiatives. These key strategic initiatives are focused on further core distribution expansion, continued new product initiatives and line extensions, the pursuit of white space opportunities and serving as a platform for future acquisitions.
Conference Call and Webcast
The Company will host a conference call and webcast today, November 8, 2017 at 4:30 p.m. EDT to discuss the results for the third quarter.
Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and 201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through Wednesday, November 22, 2017, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13671890.
There will also be a simultaneous, live webcast available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.
About Hostess Brands, Inc.
The Company is one of the leading packaged food companies focused on developing, manufacturing, marketing, selling and distributing fresh sweet baked goods in the United States. The brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats including Ding Dongs®, Ho Hos®, Donettes®, Hostess SweetShop™ and Fruit Pies, in addition to Twinkies® and CupCakes.
The Company's results include those of Superior Cake Products, Inc. (“Superior”), which was acquired on May 10, 2016. Through Superior, the Company competes in the in-store bakery section of retailers.

On November 4, 2016, the Company completed the acquisition of a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”) and changed its name from Gores Holdings, Inc. to Hostess Brands, Inc. (the “Business Combination”). Hostess Holdings is the Company's "Predecessor" for accounting purposes. As a result, the Company's consolidated financial results are presented: (i) as of September 30, 2017 and December 31, 2016 (Successor); (ii) for the three and nine months ended September 30, 2017 (Successor); and (iii) for the three and nine months ended September 30, 2016 (Predecessor).
The Company has also presented supplemental unaudited pro forma financial information for the three and nine months ended September 30, 2016, giving effect to the Business Combination as if it had occurred on January 1, 2016. The pro forma financial information does not include the operations of Superior prior to the May 10, 2016 acquisition date. All references in this press release to results for the three and nine months ended September 30, 2016, refer to such unaudited pro forma results. The Company believes this unaudited pro forma information provides helpful supplemental information with respect to the performance of the Hostess business during this period.
For more information about Hostess products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

Forward-Looking Statements
This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipate will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.
These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company's reputation and brand image; protecting intellectual property rights; leveraging the Company's brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the continued ability to produce and successfully market products with extended shelf life; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices; dependence on major customers; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of the workforce belongs to unions and strikes or work stoppages could cause the business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of the Company's information technology systems; the Company's ability to achieve expected synergies and benefits and performance from the Company's strategic acquisitions; dependence on key personnel or a highly skilled and diverse workforce; and the Company's ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company's Securities and Exchange Commission filings.
As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K and its subsequent Securities and Exchange Commission filings. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	September 30,	December 31,
ASSETS	2017	2016
	(Successor)	(Successor)
Current assets:
Cash and cash equivalents	$101,171	$26,855
Accounts receivable, net	100,733	89,237
Inventories	33,812	30,444
Prepaids and other current assets	6,791	4,827
Total current assets	242,507	151,363
Property and equipment, net	166,931	153,224
Intangible assets, net	1,929,082	1,946,943
Goodwill	580,349	588,460
Other assets, net	7,804	7,902
Total assets	$2,926,673	$2,847,892

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and capital lease obligation payable within one year	$11,357	$11,496
Accounts payable	53,451	34,083
Customer trade allowances	35,150	36,691
Accrued expenses and other current liabilities	11,051	21,656
Total current liabilities	111,009	103,926
Long-term debt and capital lease obligation	988,476	993,374
Tax receivable agreement	175,487	165,384
Deferred tax liability	366,457	353,797
Total liabilities	1,641,429	1,616,481
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 99,992,183 and 98,250,917 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	10	10
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 30,398,777 and 31,704,988 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	3	3
Additional paid in capital	923,739	912,824
Accumulated other comprehensive loss	(43)	—
Retained earnings (accumulated deficit)	28,593	(15,618)
Stockholders’ equity	952,302	897,219
Non-controlling interest	332,942	334,192
Total liabilities and stockholders’ equity	$2,926,673	$2,847,892

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
	(Successor)	(Predecessor)	(Successor)	(Predecessor)

Net revenue	$192,250	$196,197	$579,967	$548,757
Cost of goods sold	113,885	113,618	333,861	309,427
Gross profit	78,365	82,579	246,106	239,330

Operating costs and expenses:
Advertising and marketing	8,871	10,381	24,304	27,529
Selling expense	7,606	8,271	24,418	23,175
General and administrative	14,494	10,784	43,416	32,015
Amortization of customer relationships	5,994	156	17,860	468
Impairment of property and equipment	1,003	—	1,003	7,267
Business combination transaction costs	—	4,049	—	7,065
Related party expenses	92	1,058	284	3,431
Tax receivable agreement liability remeasurement	1,589	—	1,589	—
Recall and other costs (recoveries)	—	(3,787)	—	473
Total operating costs and expenses	39,649	30,912	112,874	101,423
Operating income	38,716	51,667	133,232	137,907
Other expense:
Interest expense, net	9,966	18,004	29,831	53,746
Loss on modification of debt	2,122	—	1,948	—
Other expense	182	173	1,309	2,344
Total other expense	12,270	18,177	33,088	56,090
Income before income taxes	26,446	33,490	100,144	81,817
Income tax expense (benefit)	10,316	(23)	31,608	294
Net income	16,130	33,513	68,536	81,523
Less: Net income attributable to the non-controlling interest	6,581	2,329	24,325	4,110
Net income attributable to Class A shareholders/partners	$9,549	$31,184	$44,211	$77,413
Earnings per Class A share:
Basic	$0.10		$0.45
Diluted	$0.09		$0.42
Weighted-average shares outstanding:
Basic	99,557,183		98,920,808
Diluted	105,418,566		105,840,673

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Nine Months Ended
	September 30, 2017	September 30, 2016
	(Successor)	(Predecessor)
Operating activities
Net income	$68,536	$81,523
Depreciation and amortization	28,576	9,054
Impairment of property and equipment/bakery shutdown costs	1,003	7,267
Non-cash loss on debt modification	1,729	—
Non-cash change in tax receivable agreement	1,589	—
Debt discount (premium) amortization	(647)	2,486
Stock-based compensation	7,990	689
Gain on sale/abandonment of property and equipment	(10)	(153)
Deferred taxes	19,993	237
Change in operating assets and liabilities
Accounts receivable	(11,496)	(13,555)
Inventories	(3,368)	(1,850)
Prepaids and other current assets	(1,950)	(9,397)
Accounts payable and accrued expenses	7,369	17,098
Customer trade allowances	(1,541)	(4,316)
Other	—	430
Net cash provided by operating activities	117,773	89,513

Investing activities
Purchases of property and equipment	(22,755)	(23,995)
Acquisition of Superior	—	(50,091)
Proceeds from sale of assets	85	4,350
Acquisition and development of software assets	(1,728)	(1,917)
Net cash used in investing activities	(24,398)	(71,653)
Financing activities
Repayments of long-term debt and capital lease obligation	(5,103)	(6,985)
Debt fees	(1,017)	—
Distributions to partners	—	(10,573)
Distributions to non-controlling interest	(12,940)	(555)
Proceeds from the exercise of warrants	1	—
Net cash used in financing activities	(19,059)	(18,113)
Net increase in cash and cash equivalents	74,316	(253)
Cash and cash equivalents at beginning of period	26,855	64,473
Cash and cash equivalents at end of period	$101,171	$64,220

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$35,085	$50,799
Taxes paid	$12,902	$—
Supplemental disclosure of non-cash investing:
Purchases of property and equipment funded by accounts payable	$932	$2,072

SUPPLEMENTAL UNAUDITED PRO FORMA FINANCIAL INFORMATION
The unaudited pro forma statements of operations for the three and nine months ended September 30, 2016 present consolidated results of operations giving pro forma effect as if the Business Combination (as defined below) had occurred as of January 1, 2016. The pro forma adjustments are based on available information and upon assumptions that management believes are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on the historical financial information of the Predecessor entity.
On November 4, 2016 (the “Closing Date”), in a transaction referred to as the “Business Combination,” the Company, then known as Gores Holdings, Inc. acquired a controlling interest in Hostess Holdings, L.P. (“Hostess Holdings”), an entity owned indirectly by C. Dean Metropoulos and certain equity funds managed by affiliates of Apollo Global Management, LLC (the “Apollo Funds”). Hostess Holdings had acquired the Hostess brand and certain strategic assets out of the bankruptcy liquidation proceedings of its prior owner (“Old Hostess”), free and clear of all past liabilities, in April 2013, and relaunched the Hostess brand later that year.
The Business Combination was accounted for using the acquisition method of accounting. The initial estimated fair values of the acquired assets and assumed liabilities as of the Closing Date, which are based on the consideration paid and management's estimates and assumptions, are reflected herein. The total purchase price of approximately $2.4 billion to acquire Hostess Holdings, has been allocated to the assets acquired and assumed liabilities of Hostess Holdings based upon estimated fair values at the date of acquisition. Third party valuation specialists conducted analyses in order to assist management in determining the fair values of the acquired assets and liabilities assumed. The Company has estimated the fair value of assets acquired and liabilities assumed at the date of acquisition. The unaudited pro forma consolidated financial information is included for informational purposes only and does not purport to reflect the results of operations of Hostess Brands, Inc. that would have occurred had the Business Combination occurred as of January 1, 2016.
The unaudited pro forma financial information contains a variety of adjustments, assumptions and estimates, is subject to the assumptions and adjustments as described in the accompanying notes hereto and numerous other uncertainties, and should not be relied upon as being indicative of results of operations had the Business Combination occurred on January 1, 2016. The unaudited pro forma financial information also does not project results of operations for any future period or date. The acquisition of Superior Cake Products, Inc. (“Superior”) occurred in May 2016. The unaudited pro forma consolidated financial information for the three and nine months ended September 30, 2016 does not include the results of the Superior acquisition and its related operations prior to the acquisition. The Company evaluated the impact of the Superior acquisition on the Company’s financial statements and concluded that the impact was not significant and therefore pro forma financial results assuming the acquisition of Superior at January 1, 2016 are not included.
On November 18, 2016, the Company refinanced the first and second lien term loans (the “Former First and Second Lien Term Loans”) into one new first lien term loan in the aggregate principal amount of $998.8 million and with a maturity date of August 3, 2022 (the “New First Lien Term Loan”). The Company evaluated the impact of the refinancing of existing debt pursuant to the New First Lien Term Loan, completed on November 18, 2016, and concluded that the impact was not significant and did not require nor separately warrant the inclusion of pro forma financial results assuming the completion of the refinancing on January 1, 2016.
The pro forma adjustments give effect to the items identified in the pro forma table below in connection with the Business Combination.

Unaudited Pro Forma Statement of Operations
	Three Months Ended					Nine Months Ended
	(Successor)*	Historical(i) (Predecessor)			Pro Forma	(Successor)*	Historical(i) (Predecessor)			Pro Forma
(In thousands, except share and per share data)	September 30, 2017	September 30, 2016	Pro Forma Adjustments		September 30, 2016	September 30, 2017	September 30, 2016	Pro Forma Adjustments		September 30, 2016

Net revenue	$192,250	$196,197	$—		$196,197	$579,967	$548,757	$—		$548,757
Cost of goods sold	113,885	113,618	(185)	(ii)	113,433	333,861	309,427	315	(ii)	309,742
Gross profit	78,365	82,579	185		82,764	246,106	239,330	(315)		239,015

Operating costs and expenses:
Advertising and marketing	8,871	10,381			10,381	24,304	27,529	—		27,529
Selling expense	7,606	8,271			8,271	24,418	23,175	—		23,175
General and administrative	14,494	10,784	(346)	(ii)	10,438	43,416	32,015	(653)	(ii)	31,362
Amortization of customer relationships	5,994	156	5,938	(iii)	6,094	17,860	468	17,950	(iii)	18,418
Impairment of property and equipment	1,003	—	—		—	1,003	7,267	—		7,267
Business combination transaction costs	—	4,049	(4,049)	(iv)	—	—	7,065	(6,490)		575
Related party expenses	92	1,058	—		1,058	284	3,431	—	(iv)	3,431
Tax receivable agreement liability remeasurement	1,589	—	—		—	1,589	—	—		—
Recall and other costs	—	(3,787)	—		(3,787)	—	473	—		473
Total operating costs and expenses	39,649	30,912	1,543		32,455	112,874	101,423	10,807		112,230
Operating income	38,716	51,667	(1,358)		50,309	133,232	137,907	(11,122)		126,785
Other expense:					—
Interest expense, net	9,966	18,004	(4,623)	(v)	13,381	29,831	53,746	(13,871)	(v)	39,875
Loss on modification of debt	2,122	—	—		—	1,948	—	—		—
Other expense	182	173	—		173	1,309	2,344	—		2,344
Total other expense	12,270	18,177	(4,623)		13,554	33,088	56,090	(13,871)		42,219
Income before income taxes	26,446	33,490	3,265		36,755	100,144	81,817	2,749		84,566
Income tax expense	10,316	(23)	10,496	(vi)	10,473	31,608	294	23,804	(vi)	24,098
Net income	16,130	33,513	(7,231)		26,282	68,536	81,523	(21,055)		60,468
Less: Net income attributable to the non-controlling interest	6,581	2,329	6,852	(vii)	9,181	24,325	4,110	16,954	(vii)	21,063
Net income attributable to Class A shareholders	$9,549	$31,184	$(14,083)		$17,101	$44,211	$77,413	$(38,009)		$39,405
Earnings per Class A share:
Basic	$0.10				$0.18	$0.45				$0.40
Diluted	$0.09				$0.18	$0.42				$0.40
Weighted-average shares outstanding:
Basic	99,557,183	97,589,217		(viii)	97,589,217	98,920,808		97,589,217	(viii)	97,589,217
Diluted	105,418,566	97,589,217		(viii)	97,589,217	105,840,673		97,589,217	(viii)	97,589,217

*Included for comparison purposes

i.	Represents Hostess Holdings historical results of operations.

ii.	Represents the adjustment to depreciation expense associated with the allocation of purchase price to property and equipment.

iii.	Represents additional amortization expense associated with the fair value recognized for customer relationships in connection with the Business Combination.

iv.	This adjustment consists primarily of legal and professional fees and other costs associated with the Business Combination.

v.	Represents the reduction in interest expense due to the repayment of Hostess Holdings debt pursuant to the terms of the Business Combination.

vi.	Represents the effective income tax rate of 28.5%, giving effect to the non-controlling interest, a partnership for income tax purposes.

vii.
Represents the elimination of historical income attributable to the non-controlling interest and attributes a portion of the pro forma income to the non-controlling interest created in the Business Combination. Income is allocated to the non-controlling interest based on its pro rata share of the total equity of Hostess Holdings.

viii.
Represents the basic and diluted weighted average number of Class A shares that would have been outstanding had the Business Combination occurred on January 1, 2016. The outstanding warrants were determined not to be dilutive.

Results of Operations by Segment—For the Unaudited Three and Nine Months Ended September 30, 2017 and Pro Forma Three and Nine Months Ended September 30, 2016

	Three Months Ended					Nine Months Ended
	(Successor)	(Predecessor)			Pro Forma	(Successor)	(Predecessor)			Pro Forma
(In thousands)	September 30, 2017	September 30, 2016	Pro Forma Adjustments		September 30, 2016	September 30, 2017	September 30, 2016	Pro Forma Adjustments		September 30, 2016
Net revenue	$192,250	$196,197	$—		$196,197	$579,967	$548,757	$—		$548,757
Cost of goods sold	113,885	113,618	(185)	i.	113,433	333,861	309,427	315	i.	309,742
Gross profit	$78,365	$82,579	$185		$82,764	$246,106	$239,330	$(315)		$239,015

Segment
Net Revenue
Sweet baked goods	$173,552	$174,473	$—		$174,473	$524,731	$508,288	$—		$508,288
Other	18,698	21,724	—		21,724	55,236	40,469	—		40,469
	$192,250	$196,197	$—		$196,197	$579,967	$548,757	$—		$548,757
Gross Profit
Sweet baked goods	$72,965	$76,777	$185	i.	$76,962	$230,217	$227,322	$(315)	i.	$227,007
Other	5,400	5,802	—		5,802	15,889	12,008	—		12,008
	$78,365	$82,579	$185		$82,764	$246,106	$239,330	$(315)		$239,015

i.	Represents the adjustment to depreciation expense associated with the allocation of purchase price to property and equipment.

Reconciliation of Non-GAAP Financial Measures
Adjusted EBITDA, adjusted net income attributed to Class A shareholders, and adjusted EPS are non-GAAP financial measures commonly used in the Company's industry and should not be construed as an alternative to net income or earnings per share as indicators of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). These measures may not be comparable to similarly titled measures reported by other companies. The Company has included adjusted EBITDA, adjusted net income attributed to Class A shareholders, and adjusted EPS, because it believes the measures provide management and investors with additional information to measure the Company's performance and liquidity, estimate the Company's value and evaluate the Company's ability to service debt.
Adjusted EBITDA
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization, (iii) income taxes and (iv) as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The Company's presentation of adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:

•	does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, the Company's working capital needs;

•	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on the Company's debt;

•	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; and

•	does not reflect payments related to income taxes, the tax receivable agreement or distributions to the non-controlling interest to reimburse its tax liability.
The Company's presentation of adjusted EBITDA does include an add-back for the normal annual cash payments associated with its employment agreement with Mr. Metropoulos as the Chief Executive Officer and/or Executive Chairman. These amounts were $0.1 million and $0.2 million for the three and nine months ended September 30, 2017 and $1.1 million and $3.4 million for the three and nine months ended September 30, 2016. Following completion of the Business Combination, these expenses will be approximately $0.3 million annually.
Adjusted Net Income Attributed to Class A Shareholders and Adjusted EPS
Adjusted net income attributed to Class A shareholders excludes certain items that affect comparability. Adjusted net income attributed to Class A shareholders is divided by weighted average diluted shares outstanding to determine adjusted EPS. The adjustments to net income attributed to Class A shareholders are itemized below. You are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating adjusted net income attributed to Class A shareholders and adjusted EPS, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or recurring items. Certain adjustments are shown net of income taxes and net of allocation to the non-controlling interest.

Reconciliation of Adjusted EBITDA (Unaudited)
		Three Months Ended		Nine Months Ended
(In thousands)		September 30, 2017 (Successor)	September 30, 2016 Pro Forma	September 30, 2017 (Successor)	September 30, 2016 Pro Forma

Net income		$16,130	$26,282	$68,536	$60,468
Plus non-GAAP adjustments:
Income tax provision		10,316	10,473	31,608	24,098
Interest expense, net		9,966	13,381	29,831	39,875
Depreciation and amortization		9,722	9,103	28,576	27,352
Share-based compensation	i.	3,630	—	7,990	—
Tax receivable agreement liability remeasurement	ii.	1,589		1,589	—
Recall and other costs	iii.	—	(3,787)	—	473
Other expense	iv.	182	173	1,309	2,342
Loss on debt modification	v.	2,122	—	1,948	—
Impairment of property and equipment	vi.	1,003	—	1,003	7,267
Business combination transaction costs	vii.	—	—	—	575
Adjusted EBITDA		$54,660	$55,625	$172,390	$162,450

i.	For the three and nine months ended September 30, 2017, the Company recognized expense related to awards under the Hostess Brands, Inc. 2016 Equity Incentive Plan.

ii.	For the three and nine months ended September 30, 2017, the Company incurred a loss on the remeasurement of the tax receivable agreement due to a change in a state tax law.

iii.
For the pro forma three months ended September 30, 2016, the Company recovered costs previously incurred in the second quarter of 2016 related to the voluntary recall of product containing undeclared peanut residue attributed to one of the Company's suppliers.

iv.
For the three and nine months ended September 30, 2017, other costs included professional fees incurred related to the secondary public offering of common stock and the registration of certain privately held warrants. For the three and nine months ended September 30, 2016, other expense primarily consisted of professional fees attributed to the pursuit of a potential acquisition that has since been abandoned, and other special projects.

v.	During the three and nine months ended September, 30, 2017 the Company recognized costs related to the modification of its First Lien Term Loan.

vi.
During the three months ended September 30, 2017, the Company transitioned the production of one of its products to a third party and recognized an impairment loss resulting from the idling of the related production equipment. During the nine months ended September 30, 2016, the Company closed multiple production lines in Indianapolis, Indiana bakery and transitioned production to other facilities resulting in an impairment loss.

vii.	For the nine months ended September 30, 2016, business combination transaction costs consisted of professional and legal costs for the acquisition of Superior.

Reconciliation of Adjusted Net Income Attributed to Class A Shareholders and Adjusted EPS (unaudited)
		Three Months Ended		Nine Months Ended
(In thousands except share and per share data)		September 30, 2017	Pro Forma September 30, 2016	September 30, 2017	Pro Forma September 30, 2016

Net income attributed to Class A shareholders		$9,549	$17,101	$44,211	$39,405
Plus Non-GAAP adjustments(i):
Impairment of property and equipment	ii.	472	—	472	3,422
Tax receivable agreement liability remeasurement	iii.	1,252	—	1,252	—
State tax law change	iv.	2,238	—	2,238	—
Recovery of recall costs	v.	—	(1,884)	—	—
Loss on modification of debt	vi.	1,008	—	925	—
Adjusted net income attributed to Class A shareholders		$14,519	$15,217	$49,098	$42,827
Weighted average shares outstanding-diluted		105,418,566	97,589,217	105,840,673	97,589,217
Adjusted EPS		$0.14	$0.16	$0.46	$0.44

i.	All adjustments to net income attributed to Class A shareholders are net of the impact to the non-controlling interest and income taxes, where applicable.

ii.
During the three months ended September, 30, 2017, the Company transitioned the production of one of its products to a third party and recognized an impairment loss resulting from the idling of the related production equipment. During the pro forma nine months ended September 30, 2016, the Company closed multiple production lines in Indianapolis, Indiana bakery and transitioned production to other facilities resulting in an impairment loss.

iii.	For the three months ended September 30, 2017, other expense primarily included a loss on the valuation of the tax receivable agreement due to a change in a state tax rate.

iv.
For the three and nine months ended September 30, 2017, there was an increase in the deferred tax liability due to a change in state tax law that went into effect during the three months ended September 30, 2017.

v.	During the pro forma three months ended September 30, 2016, the Company recovered losses related to a recall during the second quarter of 2016.

vi.	During the three months ended September, 30, 2017, the Company recognized costs related to the modification of its First Lien Term Loan.

Reconciliation of Adjusted EBITDA-Guidance for the year ended December 31, 2017
Reconciliation of 2017 adjusted EBITDA guidance to net income presents inherent difficulty in forecasting certain amounts that are necessary for a full reconciliation to net income. The Company's outlook for 2017 adjusted EBITDA is based on the same methodology used to present adjusted EBITDA for completed historical and pro forma periods. However, the amounts, if any, of the non-recurring items that are excluded from adjusted EBITDA are highly uncertain and incapable of estimation, and have not been included in the table below. Such non-recurring items may include  non-cash expenses for earn out liabilities under the terms of the Business Combination, non-cash expense relating to the tax receivable agreement and/or other items. As such items are excluded from adjusted EBITDA, the occurrence and magnitude thereof, while impacting net income and the reconciliation of adjusted EBITDA to net income, would have no impact on adjusted EBITDA for 2017. In addition, the below reconciliation assumes that the overall capital structure of the Company and effective income tax rates are consistent with the structure at September 30, 2017. Changes to these assumptions could significantly impact net income for 2017 and accordingly, the reconciliation of adjusted EBITDA to net income, but not adjusted EBITDA itself. For additional information regarding adjusted EBITDA, refer to the related explanations presented above under “Reconciliation of Adjusted EBITDA”.

2017 Guidance Adjusted EBITDA Reconciliation (Unaudited)
Estimated Year Ended December 31, 2017
Amounts in millions, except shares and per share data
Net income attributed to common shareholders		$61 - $63
Net income attributed to the non-controlling interest	i.	33 - 33
Net income		94 - 96

Plus non-GAAP adjustments:
Income tax provision	ii.	42 - 43
Interest expense, net		40 - 40
Depreciation and amortization		38 - 38
Share-based compensation	iii.	9 - 9
Other expenses	iv.	7 - 7
Adjusted EBITDA		$230 - $233

i.
The net income of Hostess Holdings is allocated to owners pro rata based on ownership percentage. As of September 30, 2017, the Company owned approximately 99.6 million of Hostess Holdings' 130.0 million total partnership units. The remaining approximately 30.4 million partnership units are owned by a non-controlling interest.

ii.
Represents the corporate income tax expense generated from the Company's interest in Hostess Holdings. The non-controlling interest represents an ownership interest in Hostess Holdings, which is a partnership for tax purposes. Neither the non-controlling interest tax distributions nor the tax receivable agreement payment are included in the income tax provision.

iii.	Represents amounts associated with the issuance of stock options, restricted stock units, or performance share units and restricted stock to employees of the Company.

iv.
Other expenses consist of professional fees incurred for the secondary offering of common stock which closed on April 19, 2017, and the registration of certain privately held warrants; the loss on modification of the Company's term loan; the loss associated with a change to the valuation of the Company's tax receivable agreement due to a change in a state tax rates; and an impairment loss associated with the idling of production equipment.

Other 2017 Guidance
Estimated Year Ended December 31, 2017
Earnings per Class A share:
Basic		$0.62 - $0.64
Diluted		$0.58 - $0.60
Adjusted	i.	$0.63 - $0.65
Weighted-average shares outstanding:
Basic	ii.	99,079,902
Diluted	iii.	104,779,902

Expected statutory corporate federal and state income tax rate applied to income attributed to Class A shareholders		38% - 40%
Payments related to the Company's current federal and state income tax liabilities		$15 - $18
Distributions to holders of the non-controlling interest to cover		15 - 18
2018 Payments to the selling equity holders of Hostess Holdings related to 2017 activity under the terms of the tax receivable agreement		13 - 15

i.
Adjustments to net income attributed to common shareholders used to calculate adjusted EPS are shown on the "Reconciliation of Adjusted Net Income Attributed to Class A Shareholders and Adjusted EPS" table in this press release. There are no additional adjustments anticipated in the fourth quarter of 2017. Expected weighted-average dilutive shares as described in "iii" below were used to calculate adjusted EPS.

ii.
Weighted-average basic common shares outstanding for 2017 includes 99,557,183 Class A common shares outstanding as of September 30, 2017 and the annualized impact of the conversion of 1,306,261 Class B common shares to Class A common shares during the second quarter of 2017.

iii.
Reflects the dilutive impact of 5.5 million Class A common shares due to outstanding warrants (based on a range of 4.5 million to 6.5 million) and 0.2 million Class A common shares due to outstanding unvested equity awards to employees (based on a range of 0.1 million to 0.3 million).

Reconciliation of Pro Forma Combined Adjusted EBITDA
For the Trailing Twelve Months Ended September 30, 2017
(Unaudited)

	Pro Forma Combined Three Months Ended December 31, 2016	Plus: Nine Months Ended September 30, 2017	Pro Forma Combined Twelve Months Ended
Net income	$21,988	$68,536	$90,524
Plus non-GAAP adjustments:
Income tax provision	8,764	31,608	40,372
Interest expense, net	11,566	29,831	41,397
Depreciation and amortization	9,168	28,576	37,744
Share-based compensation	—	7,990	7,990
Recall and other	—	1,589	1,589
Other expense	33	1,309	1,342
Loss on debt modification	(763)	1,948	1,185
Impairment of property and equipment	2,098	1,003	3,101
Adjusted EBITDA	$52,854	$172,390	$225,244

Pro Forma Combined Leverage Ratio
(Unaudited)

(In thousands)	Twelve Months Ended September 30, 2017
Long-term debt and capital lease obligations, including current maturities	$999,833
Less: capital lease obligation	(608)
Less: Unamortized debt premium and issuance costs	(5,462)
Term loan debt	993,763
Less: cash and cash equivalents	(101,171)
Net term loan debt	$892,592
Pro forma combined adjusted EBITDA	$225,244

Pro forma combined leverage ratio	3.96